BayFirst Financial Corp. (Q4 2022) January 27, 2023
Corporate Speakers:
•Anthony Leo; Chief Executive Officer; BayFirst Financial Corp.
•Thomas Zernick; President; BayFirst Financial Corp.
•Robin Oliver; Chief Operating Officer and Chief Financial Officer; BayFirst Financial Corp.
•Julienne Cassarino, Principal Analyst; Sycamore Analytics LLC

PRESENTATION
Operator^ Good morning, ladies and gentlemen and welcome to the BayFirst Financial Corp. Q4 2022 conference call and webcast. (Operator Instructions). This call is being recorded today, Friday, January 27th, 2023. I would now like to turn the conference over to Mr. Tony Leo, Chief Executive Officer. Please go ahead, sir.
Anthony Leo^ Thank you, Michelle. Good morning, and thanks to all joining us today. I have with me today, our president Tom Zernick, and Robin Oliver, our Chief Operating Officer and Chief Financial Officer. Today's discussion will include forward-looking statements and non-GAAP financial measures. I'd ask you to please refer to our cautionary statement on forward-looking statements contained on page two of our investor presentation.
The fourth quarter represented the culmination of our transition to an essential focus on building the premier community banking franchise in the Tampa Bay region. During the quarter, we completed discontinuation of our nationwide mortgage banking business, while continuing to originate mortgages here in Tampa Bay, with mortgage origination now part and parcel of our community banking delivery system.
While the impact of the discontinuation of our mortgage banking business continued to adversely impact financial performance in the fourth quarter, we returned to profitable overall operations during the quarter driven largely by strong SBA loan production in our credit best platform and overall growth of our loan portfolio.
Our latest banking center in West Bradenton, which opened in September reached $21 million in total deposits in its first full quarter of operations, nearly $12 million of which is in checking and savings accounts, continuing our track record of successful de novo branching. Our ninth full-service banking center is scheduled to open in the Carrollwood section of Tampa in two weeks, with two additional Sarasota locations projected later in the year as we continue to build the preeminent banking center network in the region.
We recognize the purpose of the bank branch has changed radically accelerated by the impact of the pandemic. We view our banking centers largely as marketing vehicles providing us the opportunity to reach a broader market. We currently have approximately 260,000 households within a five-minute drive of our offices, and that number continues to grow with each new strategically located banking center.

But we recognize that superior omnichannel delivery is critical to meeting and customers’ expectations for banking in the 21st century. For that reason, we're thus investing in what we believe is the premier online account opening system available and making significant enhancements to our online account services during this quarter.
Bank-to-bank transfers, forward pay, online loan payments from other institutions, live chat, and a host of other enhancements currently in implementation will make our account features competitive with any of the largest institutions while we offer the type of personalized service and decision making that is the hallmark of community banking.
Notwithstanding our emphasis on growing our community banking franchise here in Tampa Bay, meeting our earnings targets is dependent largely on our ability to continue to generate conventional and SBA loans in the current rate environment. In just a minute, I'll ask Tom to walk through our success in lending in 2022 and where we go from here. But first, I'd like Robin to discuss our Q4 numbers.
Robin Oliver^ Thank you, Tony. Good morning to everyone on the call. As Tony mentioned, the fourth quarter represents a transition for our company and the financial statements reflect that. From a balance sheet perspective, total assets increased slightly from $930 million at September 30th to $938 million at the end of the year.
Although that demonstrates a modest overall increase, I would like to point out that assets from discontinued operations declined by $76 million in the fourth quarter as loans held for sale outstanding at the end of Q3 were sold during the quarter as the company wound down its nationwide residential lending platform.
Excluding discontinued operations, the company's total assets demonstrated solid growth, as total loans increased by $48 million or 7% during the fourth quarter, and $145 million or 25% over the prior year.
Deposit balances increased slightly during the fourth quarter to $795 million as 2022 proved to be a challenging year to maintain and grow deposit balances. The industry as a whole has been experiencing deposit runoff. However, we were able to maintain and grow deposit balances during the year by $73 million or 10%. The mix of deposits has shifted and the overall cost of funds has increased over the past year as customers demand higher rates.
However, our loan rates have also increased as the majority of our SBA loans are tied to prime and repriced quarterly. Net income for the fourth quarter was $1.3 million or 27 cents per diluted share, which included $791,000 of net loss from discontinued operations. Net income from continuing operations was $2.1 million for the quarter or 45 cents per diluted share. This represents a marked improvement over the third quarter’s net loss of $1.4 million, which included loss of $4.4 million from discontinued operations.
And looking at the key components of the income statement, although the company is asset sensitive, net interest margin was squeezed during the fourth quarter, primarily due to a rise in the cost of funds offset somewhat by rising rates on loans. Interest income from interest-earning assets has risen steadily throughout the year. However, deposit rates were not adjusted early on in 2022.

During the third quarter and on into the fourth quarter, there was more pressure to raise rates on deposits quickly, but the variable rate SBA loan balances reset only at the beginning of each quarter, which caused a temporary squeeze on net interest income. As a result, net interest income from continuing operations declined by $596,000 or 6.5% during the quarter, and then interest margin declined 44 basis points from 4.63% in the third quarter to 4.19% in the fourth quarter.
That being said, net interest margin has increased dramatically from 3.07% in the same quarter in the prior year. Non-interest income from continuing operations declined by $1.4 million or 14% during the quarter, primarily due to a lower volume of SBA guaranteed loans being sold in Q4 as compared to Q3, which resulted in less gain on sale. Non-interest expense from continuing operations also declined however, by $665,000 or 5% during the quarter, primarily due to lower salaries and benefits costs.
It should also be noted that the company recorded a more normalized provision for loan loss again in the fourth quarter of $700,000 compared to $750,000 in the prior quarter. Credit quality metrics remained relatively stable at year end, with non-performing loans excluding government guaranteed balances declining slightly during the quarter to $3.7 million or 0.5% of total loans held for investment.
Although net charge offs increased during the quarter, a good portion of the increase was due to a charge off on one commercial loan, which was previously reserved for, and an increase in net charge off an unsecured consumer debt, which was not unexpected given the seasoning of that loan portfolio.
Net charge offs on the unguaranteed portion of the SBA seven a small loan program balances actually declined in the fourth quarter as compared to Q3. At this point, I'd like to turn things over to Tom to discuss the loan production results and the overall bank strategy.
Thomas Zernick^ Hey, thanks, Robin. Hello, and good morning. BayFirst entered 2022 with a targeted focus on increased loan and deposit production across our company. Early in 2022, rising interest rates negatively impacted our national residential mortgage machine that in 2021 did over $2 billion in residential mortgages. Management made a difficult but necessary decision to exit our national residential platform.
Despite the time and attention placed on discontinuing this historically profitable mortgage platform, we were able to produce over $650 million in loans across our remaining product lines. Our conventional commercial lending team closed $90 million, up $52 million or 151% from the $38 million closed in 2021.
Turning to our consumer platform, we increased production $87 million from $37 million in 2021 to $124 million in 2022, a 235% increase year-over-year. Our SBA platform known as CreditBench, closed 1,364 loans during 2022, up 990 loans from 374 in 2021, representing a 265% increase.
CreditBench closed 386 million in dollars in volumes during 2022, up 216 million dollars from the $170 million closed in 2021, a 127% increase. We finished the SBA year ended September 30th, 2022 ranked eighth in the nation. Our retail banking centers grew deposit $70 million or

10% and we were able to grow total accounts to 14,673 during 2022, an increase of 2,641 accounts, or 22%.
During Q4 2022, we enhanced our community banking organizational chart by identifying market executives in each of our three regions, Tampa, Greater St. Pete, and Sarasota. Our market executives will be tasked with driving production across their respective regions.
This will include deposit growth, conventional loans, SBA loans, consumer loans and residential mortgages. This model will allow us to focus our attention on building true franchise value led by seasoned experienced bankers.
CreditBench expects to remain a top 10 nationally ranked SBA lender and would like to break into the top five. The community bank will also leverage the best-in-class SBA platform to grow solid deposit relationships produced by the Tampa Bay leader in SBA production.
We understand conventional commercial lending and our large SBA loan pipelines will face demand volatility due to increasing interest rates and continuing recessionary fears. But we expect our SBA FlashCap volume, SBA loans under $350,000 to remain steady as small businesses search for much needed working capital.
Though it remains inherent risk as we look to grow long production across the product lines, however, we feel BayFirst is in the best possible position to move forward over the next 12 months. I'd now like to reintroduce our CEO, Tony Leo.
Antony Leo^ Hey, thanks, Tom. So, in summary, during the quarter, we completed the discontinuation of our nationwide mortgage banking business, increasing our focus on building the community banking franchise supported by our first-in-class SBA platform.
And while economic uncertainties do play some risk to our growth and profitability in 2023, we believe BayFirst is well positioned over the longer term to become the premier banking franchise in the attractive Tampa Bay region. At this point, we'd like to open it up to questions.

QUESTIONS AND ANSWERS

Operator^ Ladies and gentlemen, please stand by. We are experiencing technical difficulties. Please do not disconnect your lines. Ladies and gentlemen, thank you for standing by. We appreciate your patience. Please do not disconnect your lines.
Robin Oliver^ We’re not muted. We're here and available for questions. We turned it over -- Tony turned it over for questions.
Operator^ (Operator Instructions) Your first question comes from Julienne Cassarino, Sycamore analyst. Please go ahead.
Julienne Cassarino^ Hello, good morning.
Robin Oliver^ Good morning.
Julienne Cassarino^ Hi, thanks for having the call. Thank you. I just wanted to ask about the SBA trends. Can you -- can you just talk about how gain on sale has been trending over the last quarter and then this quarter to date?

And also, like gain on sale -- and also gain on sale volume. So, kind of the volumes and the margins how they've been tracking.
Antony Leo^ Yes, thanks, Julienne. Robin, why don’t you go ahead and answer with regard to the gain on sale in terms of both the volume and in terms of the market pricing on SBA loans?
Robin Oliver^ Sure. So, thank you for your question, Julienne. The margins have come down in 2022 and currently compared to some higher margins back in 2021, but they were relatively stable between Q3 and Q4. The difference in our gain on sale is really due to the volume of loans that we sold. We sold over $100 million of guaranteed loans in Q3, and this quarter we sold around $78 million in production.
So, the primary driver of the change in gain on sale is volume driven. We also, with our BOLT program that we started this part of FlashCap, our small loan program for loans under $150,000, we are enjoying a little bit higher gain on those as we price those at prime plus 375%. So, those have garnered a little higher of a premium in the marketplace. And that program started June 1, so we sold a little bit of those loans in Q3 and more in Q4. So, that's primarily the difference in gain on sale and where the markets are at this time.
Antony Leo^ And this is Tony again, I think it would also add a little color if Tom could talk about SBA production, which relates to, of course, our ability to sell.
Thomas Zernick^ Yes. Thanks, Tony. And Julienne, thanks for the question. The SBA, if you look back historically with us, our production quarter-over-quarter really does follow it through bell curve.
We generally start out to for softer and total closings, we ramp up in Q3 or Q2 and Q3, and then we simmer down a little bit in Q4. So, we, again, are a little bit of a slowdown in Q4 has been what we've experienced historically and, again, that is a normal course of our production cycle.
Julienne Cassarino^ Okay, great. Great. And so, what are gain on sale margins for the BOLT program? And then what are they for the more I guess, typical or conventional SBA loans?
Robin Oliver^ Yes, I would say first off, the loans that we choose to sell into the secondary market, we have not been selling any fixed rate production. We have -- we have been selling primarily the loans that reprice quarterly as those are the premiums that are attractive at this point.
I would say that the average premium of all of our loans has been hovering somewhere around a 10% premium in the market with the BOLT loans that are priced at prime plus 375 garnering closer to 11% premium. But that market is a little unseasoned at this point as SBA just raised the rates or the ability for banks to increase their rates in Q3 of 2022. So, there's not -- there's not as much known to the market, but we are seeing a little bit higher premium on those about a percent differential.
Julienne Cassarino^ Okay. Okay. And then I was just curious on the income statement. You have an SBA loan fair value gain that's been going up nicely. What drives that gain or loss for the fair valuing of the -- is that the -- is that like a servicing asset, like a like an SBA loan servicing asset that you fair value or something? I was just curious.

Robin Oliver^ No, that is -- financial accounting standards allow a company to elect the fair value option on any financial instrument on an instrument-by-instrument basis. So, from time to time over the years, and definitely in 2022, we did make that election on certain of our loans, primarily loans where we had the production in the last month as a quarter, but due to the fact that it can take at least three and sometimes four and five weeks to settle alone and be able to record the gain on sale, we went ahead and elected the fair value option, and recorded that loan at fair value.
And then we would sell the guaranteed portion of that loan in the in the following quarter. So that is the what that fair value gain is related to.
Julienne Cassarino^ Okay, so it's for held for sale.
Robin Oliver^ Yes, as well, yes and no, because you have to elect the whole financial instrument which includes the guaranteed and unguaranteed portion of the loan. So, it is certainly probable that the guaranteed portion would be sold, and on cases we have also sold the unguaranteed, or a portion of the unguaranteed balances as well. But a portion of that fair value asset, the unguaranteed part that we would keep on our books would remain at fair value.
Julienne Cassarino^ Right. Okay. And then the SBA loans that you don't sell, that you hold on balance sheet, what is the -- what's the like -- well, I know they're small-sized loans on average, but what kind of like loan to value, what kind of debt service coverage for what's left on the balance sheet, what doesn't get sold?
Thomas Zernick^ Yes, hi, Julienne, this is Tom. Generally, what we hold in our portfolio, our fixed rate SBA loans, these are generally what we call our core loans. These are loans actually that are $350,000 up to SBA's maximum of $5 million. So, again, for competitive reasons, we may need to go from a quarterly float over prime to a five-year fixed rate.
These are generally much stronger credits, stronger debt service coverage, ratios, probably 120 or greater, they may or may not be fully collateralized. Some of them are real-estate backed by a commercial building, which is -- which is what would drive us to do some type of a fixed rate instrument. But again, it's generally competitive pressures that put us in that position, and we gladly will book that and put on that 75% guaranteed loan on our balance sheet.
Antony Leo^ Julienne, this is Tony. With regard to the holding of the guaranteed portion of the loan, the underlying credit of the -- credit quality of the loan is less of a consideration than the financial aspect, because the loan is -- the guaranteed portion, whether sold or remains on the books, remains guaranteed.
The non-guaranteed portion to the extent remains on the books is where the -- where the credit risk lie. So, whether we hold or not hold from a credit perspective is really a -- a neutral decision, generally speaking.
Julienne Cassarino^ I'm talking about the unguaranteed part, the non-guaranteed part. What's the -- what are the underwriting metrics for the unguaranteed part like in terms of, again, loan to value, and you mentioned that they may not be collateralized? So, do you get personal guarantees? I'm just curious what happens. I'm wondering about the non-guaranteed part that's on balance sheet.

Antony Leo^ Right. So, SBA and I'll let Tom elaborate a little bit further, but SBA is focused on being a cash flow lender versus a collateral-based program. So, the loans are underwritten to a minimum SBA standard and beyond that, we have credit overlays, depending on the particular -- the particular program.
The BOLT program is primarily focused on SBA predictive score, the larger loans are based upon both predictive score and debt service coverage, all require under the SBA rules, personal guarantees of the principles who have a meaningful ownership stake. Collateral is less of a factor in SBA loans, but certainly on the larger SBA loans, we look to either collateral relating to the operation of the business itself, or side collateral pledged by the guarantors.
Julienne Cassarino^ Right, okay. Okay. All right. Great. Well, thank you. Thank you very much. Appreciate it.
Antony Leo^ Thank you.
Operator^ Ladies and gentlemen, once again, if you would like to ask a question, please press star one at this time. We have no more questions so I will turn the conference back to Mr. Leo for any closing remarks.
Antony Leo^ Well, thank you all for joining. This is our first quarterly earnings call. We will be conducting these calls on the fourth Friday of every quarter going for -- of the month following the end of the quarter going forward, and we look forward to having you join us again next quarter. And we thank you for your participation today.
Operator^ Ladies and gentlemen --
Antony Leo^ Michelle, I turn it back to you.
Operator^ Thank you, sir. Ladies and gentlemen, this does conclude your conference call for this morning. We would like to thank everyone for participating and ask that you now disconnect your lines.